                                     June 13, 1994



Copper Bancshares, Inc.
The American National Bank
P.O. Box 1250
Silver City, NM 88062-1250

Ladies and Gentlemen:

     We have acted as counsel to Copper Bancshares, Inc. ("Copper"), and the American National Bank (the "Bank") in connection with the negotiation, preparation and execution of an Agreement Plan of Reorganization dated as of March __, 1994 (the "Agreement") by and among Copper, the Bank and Norwest Corporation ("Norwest"). The agreement provides for the merger of a wholly owned subsidiary of Norwest with and into Copper (the "Merger") and the consolidation of the Bank with a wholly owned subsidiary of Norwest ("Norwest Bank"), under the charter of Bank pursuant to the Agreement and an Agreement of Consolidation (the "Consolidation). This opinion is delivered to you pursuant to Section 6(h) of the Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings given to them in the Agreement. Further, all references to the Code are to the Internal Revenue Code of 1986, as amended. In addition, in connection with this opinion we have reviewed a signed copy of the Agreement, together with all exhibits thereto, and the Registration Statement on Form S-4 filed by Norwest with the Securities and Exchange Commission in connection with the Merger and Consolidation on ____________, 1994 and the amendments thereto (the "Registration Statement"), as well as all other documents we have deemed necessary or appropriate for purposes of this opinion. We have relied upon certain representations and facts set forth in the Agreement, the Registration Statement, and a Certificate of the President of Copper (the "Certificate"). If any of the representations and facts set forth in the Agreement, the Registration Statement or the Certificate is not true and accurate, both on the date of this letter and at the Effective Time of the Merger and the Consolidation, then we express no opinion. Further, our opinion assumes that the Merger and Consolidation will occur fully in accordance with the terms and provisions of the Agreement. If it does not, then we express no opinion.

     Based upon the foregoing and subject to the qualifications and exceptions heretofore and hereafter set forth, it is our opinion that for federal income tax purposes:

     1. The Merger and the Consolidation will each constitute a reorganization within the meaning of Code Section 368(a).

     2. Copper and the Bank will each be a "party to the reorganization" within the meaning of Code Section 368(b).

     3. No gain or loss will be recognized by the holders of Copper Common Stock and Bank Common Stock on the receipt of Norwest Common Stock in the Merger and Consolidation, respectively, except to the extent of cash received in lieu of fractional share interests in Norwest Common Stock.

     4. The aggregate adjusted tax basis of the shares of Norwest Common Stock received by a holder of Copper or Bank Common Stock pursuant to the Merger or Consolidation will be same as the aggregate adjusted tax basis of the shares of Copper Common Stock or Bank Common Stock surrendered in exchange therefor reduced by the amount of cash received in lieu of fractional share interests.

     5. The holding period of the Norwest Common Stock received by a holder of Copper or Bank Common Stock pursuant to the Merger and Consolidation will include the holding period of the Copper or Bank Common Stock surrendered in exchange therefor, provided that the Copper or Bank Common Stock surrendered was held as a capital asset at the time of the exchange.

     The opinions set forth above are predicated upon and limited by the assumptions set forth herein and are further subject to the qualifications, assumptions, exceptions and limitations set forth below:

          (a) The opinions and conclusions set forth herein are based upon the federal income tax laws of the United States, including the Code Treasury regulations and judicial and administrative interpretations thereof as they exist on the date of this letter. There can be no assurance that the legal authorities upon which our opinion is based will not be modified, revoked, supplemented or otherwise changed. To the extent of any such changes, our opinion is not applicable. Furthermore, we undertake no obligations to reexamine or in any way revise our opinion in the light of such changes.

          (b) The opinions set forth herein are limited to those federal income tax consequences of the Merger and Consolidation which are specifically addressed in the above. In particular, no opinion is expressed with respect to the tax consequences of the Merger and Consolidation under Code Sections 55 through 59 and the regulations thereunder (providing for alternative minimum tax). We also express no opinion or conclusion with regard to state or local income tax consequences.

          (c) Among the representations upon which we have relied is that representation that, to the best knowledge of management of Copper and the Bank, the holders of Copper and Bank Common Stock have no plan or intention to sell, exchange or otherwise dispose of the amount of shares of Norwest Common Stock to be received in the

               Merger and Consolidation that would reduce their aggregate ownership of Norwest Common Stock to a number of shares having in the aggregate a value as of the Effective Time of the Merger and Consolidation of less than 50% of the total value of all Copper and Bank Common Stock outstanding immediately prior to the Merger and Consolidation. For purposes of this assumption, Copper or Bank Common Stock exchanged for cash in lieu of fractional shares of Norwest Common Stock, or surrendered by dissenters will be treated as Copper or Bank Common Stock outstanding immediately prior to the Merger and Consolidation.

          (d) We express no opinion as to the tax consequences of holders of any stock options of Copper or the Bank.

          (e) The opinions set forth are only as of the date hereof. We undertake no obligation to advise you of changes of law or fact that occur after the date of this opinion letter.

          (f) The opinions set forth herein are given solely for the persons to whom they are addressed and are given solely in connection with the Merger and Consolidation and shall not be deemed binding for any other purpose and you shall not have the right to rely thereon for any other purpose.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference our firm under the heading "Certain Federal Income Tax Consequences" in the Prospectus/Proxy Statement, which is part of the Registration Statement. In so consenting, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act.

                    Very truly yours,

                    ROTHGERBER, APPEL, POWERS & JOHNSON